Exhibit 4.5

AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK

This AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK (this “Amendment”) is made and entered into as of April 8, 2021, by and between Mohawk Group Holdings, Inc., a Delaware corporation (the “Company”), and High Trail Investments SA LLC (the “Holder”).

RECITALS

WHEREAS, the Company has issued that certain Warrant to Purchase Common Stock No. HTCS-3 (the “Warrant”), to the Holder pursuant to that certain letter agreement, dated as of February 8, 2021 by and between the Company and the Holder (the “Warrant Letter Agreement”) (as the same may be amended from time to time);

WHEREAS, the Company and the Holder desire to amend certain provisions of the Warrant; and

WHEREAS, pursuant to Section 9 of the Warrant, the Warrant may be amended with the written consent of the Company and the Holder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENT OF WARRANT

1.1 Section 19(d) of the Warrant. Section 19(d) of the Warrant is hereby amended and restated in its entirety as follows:

“(d) “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the first public announcement of the applicable Change of Control, or, if the Change of Control is not publicly announced, the date the Change of Control is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to 100%, (iii) the underlying price per share used in such calculation shall be the Weighted Average Price during the five (5) Trading Days immediately prior to the consummation of such Change of Control, (iv) a remaining option time equal to the time between the date of the public announcement of the applicable Change of Control and the Expiration Date and (v) a zero cost of borrow.”

1.2 Section 19(m) of the Warrant. Section 19(m) of the Warrant is hereby amended and restated in its entirety as follows:

“(m) “Equity Conditions” will be deemed to be satisfied as of any date if (1) no Event of Default (as defined in that Senior Secured Note Due 2024 (Certificate No. A-2) issued by the Company to High Trail Investments SA LLC on April 8, 2021 (the “Note”), as the same may be amended from time to time, and as may be defined in any notes issued in the future in exchange for the Note) shall have occurred and no Default (as defined in the Note) shall have occurred under Section 11 of the Note, other than pursuant to Section 11(A)(v) thereof and (2) all of the following conditions are satisfied as of such date and on each of the twenty (20) previous Trading Days: (A) the shares issuable upon exercise of the Warrants are Freely Tradable; (B) the Holders are not in possession of any material non-public information regarding the Company or any of its subsidiaries; (C) the issuance of such shares will not be limited by Section 1(f) or 1(h); (D) the Company is in compliance with Section 1(g); and (E) no public announcement of a pending, proposed or intended Fundamental Transaction has occurred that has not been abandoned, terminated or consummated.”

ARTICLE II

MISCELLANEOUS

2.1. Rule 144 Holding Period. The Company and the Holder acknowledge and agree that the Warrant will continue to have a holding period under Rule 144 promulgated under the Securities Act of 1933, as amended, that will be deemed to have commenced as of February 9, 2021.

2.2. Disclosure of Amendment. No later than 9:30 a.m., New York time, on April 9, 2021, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Amendment in the form required by the U.S. Securities Exchange Act of 1934, as amended, and attaching the form of this Amendment (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, nonpublic information (if any) provided to the Holder by the Company or any of its subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Amendment.

2.3. Captions. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Except as otherwise indicated, all references in this Amendment to “Sections” are intended to refer to the Sections of the Warrant.

2.4. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Securities Purchase Agreement dated November 30, 2020, entered into by and between the Company and the Holder.

2.5. No Other Amendment. Except for the matters expressly set forth in this Amendment, all other terms of the Warrant are hereby ratified and shall remain unchanged and in full force and effect.

2.6. Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

2.7. Electronic and Facsimile Signatures. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) of this Agreement shall have the same validity and effect as a signature affixed by the party’s hand.

[Signature Pages Follow]

The parties hereto have executed this Amendment to Warrant to Purchase Common Stock as of the date first written above.

COMPANY:

MOHAWK GROUP HOLDINGS, INC.

By:	/s/ Yaniv Sarig
Name: Yaniv Sarig
Title: Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT TO COMMON STOCK PURCHASE WARRANT]

The parties hereto have executed this Amendment to Warrant to Purchase Common Stock as of the date first written above.

HOLDER:

HIGH TRAIL INVESTMENTS SA LLC

By:	/s/ Eric Helenek
Name: Eric Helenek
Title: Authorized Signatory

[SIGNATURE PAGE TO AMENDMENT TO COMMON STOCK PURCHASE WARRANT]